SCULPTOR CAPITAL MANAGEMENT REPORTS SECOND QUARTER 2021 RESULTS

NEW YORK, August 4, 2021 - Sculptor Capital Management, Inc. (NYSE: SCU) today reported GAAP Net Income attributable to Class A Shareholders ("GAAP Net Income") of $21.8 million, or $0.87 per basic and $0.40 per diluted Class A Share, for the second quarter of 2021.

Second Quarter 2021 Highlights
▪Distributable Earnings1 for the second quarter of 2021 were $67.3 million, or $1.12 per Fully Diluted Share
▪A cash dividend of $0.54 was declared for the second quarter of 2021, payable on August 24, 2021, to Class A Shareholders of record as of August 17, 2021
▪Sculptor Master Fund was up 2.3% net for the second quarter of 2021 and up 5.7% net year-to-date through July 31, 2021
▪Sculptor Customized Credit Focused Platform and Sculptor Credit Opportunities Master Fund were each up 4.2% net for the second quarter of 2021 and up 12.0% and 12.2% net, respectively, year-to-date through July 31, 2021
▪AUM was $37.6 billion as of August 1, 2021, up $2.1 billion year-over-year, including a second straight quarter of net inflows into our multi-strategy funds in the second quarter of 2021
▪Adjusted Net Assets increased by $73.5 million during the quarter to $301.9 million
▪An additional $50.0 million prepayment was made on the 2020 Term Loan, reducing the outstanding balance to $95.0 million and marking our lowest level of long-term debt since 2007

Sculptor will hold a conference call on Thursday, August 5, 2021, 8:30 am ET. The call can be accessed by dialing +877-407-0312 (in the U.S.) or +201-389-0899 (international) or via webcast available on our website.

Financial Highlights

(dollars in millions, except per share amounts)	2Q '21	1Q '21	2Q '20
GAAP Results
Net Income (Loss) Attributable to Sculptor Capital Management	$21.8	$(20.3)	$(23.3)
GAAP Net Income (Loss) Attributable to Class A Shareholders	$21.8	$(20.3)	$(25.2)
Earnings (Loss) per Class A Share - basic	$0.87	$(0.85)	$(1.12)
Earnings (Loss) per Class A Share - diluted	$0.40	$(0.99)	$(1.77)

Economic Income[1]
Distributable Earnings	$67.3	$36.5	$(91.1)
Distributable Earnings Per Fully Diluted Share	$1.12	$0.62	$(1.62)

Assets Under Management	$37,804	$37,374	$35,418

Adjusted Net Assets[1]	$301.9	$228.5	$(22.5)

FORWARD LOOKING STATEMENTS: PLEASE SEE PAGE 23 OF THIS PRESENTATION FOR DISCLOSURES ON FORWARD-LOOKING STATEMENTS CONTAINED HEREIN
1Economic Income, Distributable Earnings and Adjusted Net Assets and their components are non-GAAP measures. For more information on and reconciliations of the Company's non-GAAP measures to the most directly comparable respective financial measures presented in accordance with GAAP, please see pages 17 through 20.

Management Commentary

We have reshaped our earnings press release this quarter as we strive to enhance communication with shareholders. This earnings press release has been structured to provide additional context and commentary that would have historically been shared during the quarterly earnings call. We believe this is a more effective way to share our results, allowing us to focus the majority of our earnings call on Q&A.

The global economy boomed in the second quarter amidst a highly anticipated, eagerly welcomed and much discussed reopening. Our earnings for the second quarter exhibited similar strength both on an absolute basis and quarter-over-quarter. While some of the second quarter strength may have been cyclical (driven by outsized crystallizations from strong recent fund performance), we believe it also reflects sustainable, fundamental improvements in underlying business drivers which should fuel continued compounding of our long-term earnings power.

Assets under management increased this quarter from both positive performance, and more importantly, net inflows. This quarter also marked the second consecutive quarter with net inflows into our multi-strategy funds, a trend not seen since 2014. We continue to have constructive engagement with investors across our platform and are pleased with the results. The response we have seen from the institutional allocator community has been overwhelmingly positive with respect to our performance, our culture and the direction in which we have taken the business.

Distributable earnings for the quarter were driven by both the continued improvement in core business margins coupled with significant crystallization of incentive income from certain investors with mid-year crystallization periods. The incentive income crystallization resulted from the 19.4% net return for Sculptor Master Fund for the applicable measurement period of July 1, 2020 - June 30, 2021. With the current business fundamentals in place, strong fund performance and relatively modest growth in assets under management can have a large impact on our earnings power.

Lastly, our balance sheet is healthy and continues to strengthen. We further paid down our 2020 Term Loan, reducing the outstanding balance to $95.0 million, our lowest debt level in almost fifteen years. Adjusted net assets increased over the quarter to $301.9 million. Our adjusted net asset position is important as it provides stability to the organization to weather potential downturns and fuels our growth initiatives.

Performance2

(as of June 30, 2021)	2Q '21	YTD '21	2020	5 Year	Since Inception
Multi-Strategy Composite Net (inception April 1, 1994)(a)(b)	2.3%	5.9%	19.5%	11.3%	11.8%
HFRI Fund Weighted Composite Index(c)	4.1%	10.1%	11.8%	7.9%	8.0%
MSCI World(c)	7.7%	14.5%	14.1%	15.3%	8.5%
Balanced US 60/40 Index(c)	5.4%	7.1%	13.0%	9.4%	5.7%

Sculptor Credit Opportunities Master Fund Net (inception November 1, 2011) (a)(e)	4.2%	11.7%	(1.5)%	8.7%	10.1%
Customized Credit Focused Platform Net (weighted average returns, inception March 1, 2013)(a)(t)	4.2%	11.3%	8.7%	11.9%	12.8%
BAML Global High Yield(f)	2.6%	2.5%	8.0%	7.2%	6.7%
HFRI Distressed Restructuring Index(f)	5.5%	14.8%	11.8%	9.0%	6.3%

	Real Estate
Life-to-Date Performance (as of June 30, 2021)	Fund I(n)	Fund II(n)	Fund III(n)	Credit Fund I(n)
Gross(g)	25.5%	32.8%	28.2%	18.0%
Net(h)	16.1%	21.6%	18.6%	12.0%

Sculptor Master Fund was up 5.7% net year-to-date through July 31, 2021. In the second quarter, the fund benefited from idiosyncratic gains in high conviction positions while proactive risk management provided downside protection during a period of pronounced factor volatility in equity markets caused by a series of high profile geopolitical and corporate events as well as the emergence of a new wave of market technicals. Since inception through July 31, 2021, the Multi-Strategy Composite has generated an 11.7% net return with less than half the volatility of equity markets, achieving a Sharpe Ratio of 1.5.

Sculptor Credit Opportunities Master Fund and our Customized Credit Focused Platform have generated year-to-date net performance through July 31, 2021 of up 12.2% and 12.0%, respectively. Our decision to grow our exposures at the depths of the market dislocation last year was instrumental in contributing to the funds’ strong performance. Our long-term track record across credit funds is due, in no small part, to the capital we deployed during periods of greatest market stress. We are pleased to have fund structures in place that anticipate this volatility and investors who look to us for our expertise during these moments. The Sculptor Credit Opportunities Master Fund has generated a 10.1% annualized net return life-to-date through July 31, 2021, while the Customized Credit Focused Platform generated a 12.8% annualized net return life-to-date through July 31, 2021.

Our real estate funds continue to generate strong returns with an 18.6% annualized net return through June 30, 2021 in Sculptor Real Estate Fund III and a 12.0% annualized net return in Sculptor Real Estate Credit Fund I. Both of these return streams have offered favorable risk reward profiles for their respective asset classes. In addition, we are pleased with the pace of deployment as our most recent opportunistic fund, Sculptor Real Estate Fund IV, has committed approximately 40% of its $2.6 billion of assets as of June 30, 2021.
2See pages 21 through 22 of this presentation for important information related to the footnotes referenced on this page.

Assets Under Management

Assets Under Management Roll Forward3

(dollars in millions)	Multi-Strategy Funds	Opportunistic Credit Funds	Institutional Credit Strategies	Real Estate Funds	Total
Quarterly
March 31, 2021	$10,919	$6,552	$15,652	$4,251	$37,374
Inflows / (Outflows)	119	(307)	726	239	777
Distributions / Other Reductions	—	(5)	(728)	(115)	(848)
Appreciation / (Depreciation)(i)	268	227	—	1	496
Other(j)	—	—	5	—	5
June 30, 2021	$11,306	$6,467	$15,655	$4,376	$37,804

Year-to-Date
December 31, 2020	$10,504	$6,288	$15,698	$4,308	$36,798
Inflows / (Outflows)	197	(424)	1,035	378	1,186
Distributions / Other Reductions	—	(11)	(769)	(313)	(1,093)
Appreciation / (Depreciation)(i)	605	614	—	3	1,222
Other(j)	—	—	(309)		(309)
June 30, 2021	$11,306	$6,467	$15,655	$4,376	$37,804
Assets under management increased $429.6 million during the second quarter to $37.8 billion. Key drivers of assets under management growth for the quarter were as follows:
▪Multi-strategy funds built on the momentum of the first quarter with net inflows of $119.2 million.
▪Opportunistic credit funds experienced a decrease in assets of $85.1 million driven by net outflows largely as a result of normal course capital movements by fund investors. For the year, positive appreciation has offset net outflows with assets increasing from $6.3 billion to $6.5 billion. As we noted last quarter, opportunistic credit is less cyclically fashionable today than at this point last year, but based on our experience, we expect to continue to compound on these assets over time.
▪Institutional Credit Strategies experienced an active quarter, but overall assets remained relatively flat. During the quarter we closed a European CLO and U.S. CLO, and in July we closed another U.S. CLO, raising the total number of new CLOs for the year to four. Our current CLO portfolio continues to be active with several of our outstanding CLOs extending their duration through refinancings or resets. We also saw one deal liquidate during the quarter. As we approach the ten year anniversary of our CLO platform, we believe these events indicate a normal maturing business as CLO vehicles tend to have a five to ten year lifecycle. We anticipate modest fee pressure on our average net management fee rate as refinancings and resets are typically executed at reduced fees. Our overall outlook on the CLO business continues to be strong as we believe there is ample room for long term asset growth and underlying investor demand remains robust.
▪Real estate funds increased assets under management driven by the closing of a new co-investment fund raised in conjunction with a large investment made by Sculptor Real Estate Fund IV. This follows another co-investment fund we closed in the first quarter in relation to a different investment made by Sculptor Real Estate Fund IV. Co-investments are an important part of our real estate business as they give our funds exposure to larger investments, enhance relationships with existing investors and allow us to satisfy investor demand for exposure to our platform. We continue to opportunistically harvest investments in Real Estate Funds II and III leading to distributions to our real estate clients.
3Includes amounts invested by the Company, its Executive Managing Directors, employees and certain other related parties for which the Company charged no management fees and received no incentive income for the periods presented. See page 22 of this presentation for important information related to the footnotes references on this page.

Financial Results

GAAP

(dollars in millions, except per share amounts)	2Q '21	1Q '21	2Q '20
Revenues	$137.9	$123.3	$101.1
Management fees	76.6	74.0	60.4
Incentive income	59.5	47.8	38.2
Other revenues	1.8	1.5	2.5

Expenses	88.6	121.5	212.6
Compensation and benefits	59.5	89.2	65.3
Interest expense	4.1	4.9	4.7
General, administrative and other	25.0	27.4	142.6

Other (Loss) Income	(14.0)	(42.6)	29.0
Income taxes	13.1	(1.7)	(17.3)
Consolidated Income (Loss)	22.2	(39.1)	(65.2)
Net (Income) Loss Attributable to Noncontrolling Interests	(0.4)	18.8	41.9
Net Income (Loss) Attributable to Sculptor Capital Management	21.8	(20.3)	(23.3)
Change in redemption value of Preferred Units	—	—	(1.9)
GAAP Net Income (Loss) Attributable to Class A Shareholders	$21.8	$(20.3)	$(25.2)
Earnings (Loss) per Class A Share - basic	$0.87	$(0.85)	$(1.12)
Earnings (Loss) per Class A Share - diluted	$0.40	$(0.99)	$(1.77)

Revenues
Revenues were $137.9 million for the second quarter, up 36% from the second quarter of 2020 and up 12% from the previous quarter.
▪ For details on the additional underlying drivers of our revenues, see the Economic Income analysis below.

Expenses
Total expenses were $88.6 million, down 58% year-over-year and down 27% from the previous quarter.
▪Compensation and benefits expense decreased year-over-year due to lower equity-based compensation and lower salaries and benefits, partially offset by a higher bonus expense driven by realizations in our real estate funds. Compensation decreased from the first quarter of 2021, primarily due to a pull forward of compensation for a departed executive in the prior quarter.
▪Other losses were higher year-over-year as a result of changes in the fair value of warrant liabilities, additional losses on early retirement of debt, as well as lower gains on investments. As compared to the prior quarter, we had lower losses from changes in the fair value of warrant liabilities and lower losses on retirement of debt.
▪Income tax expense increased due to higher profitability.
▪For details on the additional underlying drivers of our expenses, see the Economic Income analysis below.

Economic Income
Economic Income was $75.1 million for the second quarter of 2021. We reported second quarter 2021 Distributable Earnings of $67.3 million or $1.12 per Fully Diluted Share4.

(dollars in millions)	2Q '21	1Q '21	2Q '20
Revenues	$132.3	$118.4	$97.1
Management fees	70.9	69.1	56.4
Incentive income	59.5	47.8	38.3
Other revenues	1.9	1.5	2.4

Expenses	$57.2	$77.5	$181.3
Total compensation and benefits	35.8	52.5	40.7
Salaries and benefits	16.7	17.4	19.4
Bonus	19.1	35.1	21.3
General, administrative and other[5]	17.5	20.6	136.6
Interest expense	3.9	4.4	4.0

Revenues
Revenues were $132.3 million for the second quarter, up 36% from the second quarter of 2020 and up 12% from the previous quarter.
▪Management fees were up year-over-year due to higher assets under management in multi-strategy and opportunistic credit funds, as well as the recovery of previously deferred CLO fees. CLO fee deferrals that began in 2020 are close to being fully recouped. Recoveries of CLO management fee deferrals increased management fees this quarter by $2.6 million, leaving $2.4 million remaining in partial deferral across three CLOs as of the end of the quarter.
▪Incentive income was $59.5 million for the quarter driven primarily by crystallizations from certain investors in the Sculptor Master Fund that crystallized on June 30, 2021. Crystallizations in the fund were larger this period versus the prior quarter-end periods as the fund generated exceptional performance with a net return of 19.4% over the incentive measurement period (July 1, 2020- June 30, 2021).

Expenses
Total expenses were $57.2 million, down 26% from the prior quarter and down 69% year-over-year. Comparison quarters each had atypical items in their reporting periods as further described below. The expenses for the second quarter represented more normalized activity, which is in line with our previously provided expense guidance.
▪Salaries and benefits trended lower year-over-year due to a decrease in headcount and capitalization of software implementation labor costs.
▪Bonus expense for the second quarter represents a more normalized quarter of our minimum annual discretionary cash bonus. This reflects a quarter-over-quarter decrease from the first quarter which was elevated due to a pull forward of compensation for a departed executive and incentive income related bonuses in our real estate funds.
–We accrue minimum annual discretionary cash bonuses on a straight-line basis during the year. The total amount of discretionary cash bonuses ultimately recognized for the full year, which is determined in the fourth quarter of each year, could differ materially from the
4Economic Income, Distributable Earnings and their components are non-GAAP measures. For more information on and reconciliations of the Company’s non-GAAP measures to the most directly comparable respective financial measures presented in accordance with GAAP, please see pages 17 through 20.
52Q 2020 includes legal settlements and provisions and related professional services expenses of $118.4 million.

minimum amount accrued, as the total discretionary cash bonus is dependent upon a variety of factors, including fund performance for the full calendar year.
–Further, as discretionary bonuses are generally determined based on fund performance in a given year, there may be differences in the timing of when bonuses are accrued and incentive income is recognized. This is particularly relevant for performance generated on our longer-term assets under management, as well as for assets under management that have annual incentive income crystallization dates other than at year end.
▪General, administrative, and other expenses were lower year-over-year primarily as a result of a legal provision accrual in the prior year period.
▪Lower interest expense for the second quarter of 2021 compared to the prior quarter reflected the full quarter benefit of the $174.4 million2020 Term Loan prepayment on January 14, 2021. Interest expense reductions associated with the $50.0 million prepayment of the 2020 Term Loan on June 21, 2021 will be reflected in the third quarter.

Adjusted Net Assets

(dollars in millions)	YE ‘18	YE ‘19	YE ‘20	1Q '21	2Q '21
Summary Assets
Cash, cash equivalents and longer-term U.S. government obligations[6]	$495.3	$387.5	$288.1	$303.0	$290.8
Investments in funds, excluding employee-related investments[6]	26.7	49.1	51.2	46.8	84.9
Investments in CLOs, net of financing[6]	22.2	23.5	22.4	23.6	21.2
Summary Liabilities
2020 Term Loan[7]	—	—	(319.4)	(145.0)	(95.0)
2018 Term Loan[7]	(200.0)	(45.0)	—	—	—
Preferred Units[7]	(400.0)	(200.0)	—	—	—
Debt Securities[7]	—	(200.0)	—	—	—
Adjusted Net Assets[6]	$(55.8)	$15.1	$42.3	$228.4	$301.9

Our adjusted net assets continued to strengthen, growing $73.5 million during the quarter. We further reduced our debt position with an additional prepayment of $50.0 million on the 2020 Term Loan.

6These items are non-GAAP measures. For information on and reconciliations of the Company's non-GAAP measures to the most directly comparable respective financial measures presented in accordance with GAAP, please see pages 17 through 20.
7Represents principal outstanding of the debt obligations and par value of Preferred Units.

Longer-Term Assets Under Management

(dollars in millions)	2Q '21	1Q '21
Multi-strategy funds	$694	$666
Credit
Opportunistic credit funds	4,607	4,467
Institutional Credit Strategies	15,640	15,638
Real estate funds	4,376	4,251
Total	$25,317	$25,022

Longer-term assets under management are defined as assets under management from investors that are subject to commitment periods of three years or longer8. This metric excludes assets under management that had initial commitment periods of three years or longer and subsequently moved to shorter commitment periods at the end of their initial commitment period. As of June 30, 2021, approximately 67% of our assets under management are longer-term assets under management.

Accrued but Unrecognized Incentive Income (ABURI)9

(dollars in millions)	1Q '21	2Q Recognized Incentive Income	2Q Performance	2Q '21
Multi-strategy funds	$20.3	$(4.7)	$4.4	$20.0
Opportunistic credit funds	62.8	(1.2)	32.5	94.1
Real estate funds	97.4	(0.9)	12.8	109.3
Total	$180.5	$(6.8)	$49.7	$223.4

Incentive income, if any, on our longer-term assets under management is based on the cumulative investment performance generated over the respective commitment period10. As of June 30, 2021, our accrued but unrecognized incentive income was $223.4 million, up $42.9 million from the prior quarter. The increase was driven by strong performance in our opportunistic credit and real estate funds. Our ABURI from longer-term assets under management generally comprises the following:
▪Multi-strategy ABURI is derived from clients in the three-year liquidity tranche, where incentive income will be recognized at the end of each client’s three-year period11.
▪Opportunistic credit ABURI is derived from three sources:
–Clients in the three-year and four-year liquidity tranches of our open-end opportunistic credit fund, where incentive income will be recognized at the end of each client’s three-year or four-year period11.
–Long dated closed-end opportunistic credit funds, where incentive income will be recognized during each fund’s harvest period after invested capital and a preferred return has been distributed to the clients11.
–The Customized Credit Focused Platform, where incentive income is recognized at the end of a multi-year term; previously crystallized on December 31, 202011.
8Investors with longer-term assets under management may have less than three years remaining in their commitment period.
9Certain ABURI amounts presented above will generally have compensation expense (on an Economic Income Basis) that will reduce the amount ultimately realized on a net basis. Compensation expense relating to ABURI from our real estate funds is generally recognized at the same time the related incentive income revenue is recognized as the compensation is structured as carried interest in these vehicles. Compensation expense relating to ABURI generated from our multi-strategy funds and opportunistic credit funds is generally recognized in the fourth quarter of the year the underlying fund performance is generated which may not occur at the same time that the related incentive income revenues are recognized.
10ABURI is the amount of incentive income accrued at the fund level that has not yet been recognized in our revenues. These amounts may ultimately not be recognized as revenue by us in the event of future losses in the respective funds.
11Other than tax distributions.

▪Real Estate ABURI is derived from long-dated real estate funds, where incentive income will start to be recognized following the completion of each fund’s investment period as investments are realized and after invested capital and a preferred return has been distributed to the clients11.

Shares Outstanding & Dividend
As of the end of the second quarter there were 60,121,624 weighted-average fully diluted shares outstanding. There are approximately 25,216,458 Class A Shares outstanding which will be receiving the second quarter dividend payment of $0.54 per share.

About Sculptor Capital Management
Sculptor Capital Management, Inc. is a leading global alternative asset management firm providing investment products in a range of areas including multi-strategy, credit and real estate. With offices in New York, London, Hong Kong and Shanghai, the Company serves global clients through commingled funds, separate accounts and specialized products. Sculptor Capital’s distinct investment process seeks to generate attractive and consistent risk-adjusted returns across market cycles through a combination of fundamental bottom-up research, a high degree of flexibility, a collaborative team and integrated risk management. The Company’s capabilities span all major geographies, in strategies including fundamental equities, corporate credit, real estate debt and equity, merger arbitrage, convertible and derivative arbitrage and structured credit. As of August 1, 2021, Sculptor Capital had approximately $37.6 billion in assets under management. For more information, please visit the Company's website (www.sculptor.com).

Investor Relations & Media Contact
Elise King
Head of Corporate Strategy and Shareholder Services
Sculptor Capital Management, Inc.
+1-212-719-7381
investorrelations@sculptor.com

Appendix

Fund Information

	Assets Under Management as of June 30,		Returns(1) for the Six Months Ended June 30,				Annualized Returns Since Inception Through June 30, 2021
			2021		2020
(dollars in thousands)	2021	2020	Gross	Net	Gross	Net	Gross	Net
Multi-Strategy Funds
Sculptor Master Fund(b)	$10,343,152	$8,629,632	8.2%	5.9%	8.2%	6.0%	16.8%	11.8%
Sculptor Enhanced Master Fund	952,657	733,013	4.9%	3.4%	6.4%	4.7%	15.1%	10.5%
Other funds	9,983	39,114	n/m	n/m	n/m	n/m	n/m	n/m
	$11,305,792	$9,401,759
Credit
Opportunistic credit funds:
Sculptor Credit Opportunities Master Fund(e)	2,336,582	1,686,984	14.6%	11.7%	(10.2)%	(11.4)%	14.2%	10.1%
Customized Credit Focused Platform	3,792,908	3,147,797	See page 11 for information on the Company's Customized Credit Focused Platform.
Closed-end opportunistic credit funds	337,924	524,339	See page 11 for information on the Company's Customized Credit Focused Platform.
Other funds	—	521,006	n/m	n/m	n/m	n/m	n/m	n/m
	6,467,414	5,880,126
Institutional Credit Strategies	15,654,998	15,399,295	See page 12 for information on the Company's Institutional Credit Strategies.
	$22,122,412	$21,279,421

Real estate funds	4,375,845	4,736,544	See page 13 for information on the Company's real estate funds.

Other	—	771	n/m	n/m	n/m	n/m	n/m	n/m

Total	$37,804,049	$35,418,495

n/m - not meaningful
See page 21 of this presentation for important information related to the footnotes referenced in this table above.

Fund Information (contd.)
Customized Credit Focused Platform

	Weighted-Average Returns for the Six Months Ended June 30,				Inception to Date as of June 30, 2021
	2021		2020		IRR		Net Invested Capital Multiple
	Gross	Net	Gross	Net	Gross	Net
Customized Credit Focused Platform
Opportunistic Credit Performance	14.1%	11.3%	(3.0)%	(2.6)%	16.1%	12.4%	2.5x
See page 22 of this presentation for important information related to information presented in this table above. Performance presented is for the opportunistic credit strategies in the Customized Credit Focused Platform. As of June 30, 2021, approximately 95% of the invested capital in the Customized Credit Focused Platform is invested in the Platform’s opportunistic credit strategies.

Closed-end Opportunistic Credit Funds

	Assets Under Management as of June 30,		Inception to Date as of June 30, 2021
			Total Commitments	Total Invested Capital(k)	IRR		Gross MOIC(m)
(dollars in thousands)	2021	2020			Gross(l)	Net(h)
Closed-end Opportunistic Credit Funds (Investment Period)
Sculptor European Credit Opportunities Fund (2012-2015)(n)	$—	$—	$459,600	$305,487	15.7%	11.8%	1.5x
Sculptor Structured Products Domestic Fund II (2011-2014)(n)	10,956	50,221	326,850	326,850	19.4%	15.3%	2.1x
Sculptor Structured Products Offshore Fund II (2011-2014)(n)	9,967	54,606	304,531	304,531	16.8%	13.1%	1.9x
Sculptor Structured Products Offshore Fund I (2010-2013)(n)	3,907	3,980	155,098	155,098	23.8%	19.1%	2.1x
Sculptor Structured Products Domestic Fund I (2010-2013)(n)	4,242	3,532	99,986	99,986	22.6%	18.0%	2.0x
Other funds	308,852	412,000	309,000	174,003	n/m	n/m	n/m
	$337,924	$524,339	$1,655,065	$1,365,955
n/m - not meaningful
See page 22 of this presentation for important information related to the footnotes referenced in this table above.

Fund Information (contd.)
Institutional Credit Strategies

	Most Recent Launch or Refinancing Year		Assets Under Management as of June 30,
(dollars in thousands)		Deal Size	2021	2020
Collateralized Loan Obligations	2017	$2,269,082	$1,614,343	$1,643,991
	2018	6,920,173	6,341,603	6,548,711
	2019	2,029,516	1,344,246	1,944,083
	2020	1,868,287	1,713,880	1,432,127
	2021	3,518,581	3,316,111	2,282,049
		$16,605,639	$14,330,183	$13,850,961

Aircraft Securitization Vehicles	2018	696,000	475,415	497,611
	2019	1,128,000	357,369	379,350
	2020	472,732	172,738	382,963
		$2,296,732	$1,005,522	$1,259,924

Collateralized Bond Obligations	2019	349,550	273,986	274,632

Other Funds	n/a	n/a	45,307	13,778
		$19,251,921	$15,654,998	$15,399,295

Fund Information (contd.)
Real Estate Funds

(dollars in thousands)	Assets Under Management as of June 30,		Inception to Date as of June 30, 2021
				Total Investments
			Total Commitments	Invested Capital(p)	Total Value(q)	Gross IRR(g)	Net IRR(h)	Gross MOIC(r)
	2021	2020
Real Estate Funds (Investment Period)
Sculptor Real Estate Fund I (2005-2010)(n)	$—	$—	$408,081	$386,298	$847,612	25.5%	16.1%	2.2x
Sculptor Real Estate Fund II (2011-2014)(n)	26,148	61,602	839,508	762,588	1,580,935	32.8%	21.6%	2.1x
Sculptor Real Estate Fund III (2014-2019)(n)	327,771	517,037	1,500,000	1,069,720	1,847,217	28.2%	18.6%	1.7x
Sculptor Real Estate Fund IV (2019-2023)(s)	2,593,365	2,593,090	2,596,024	382,017	508,365	n/m	n/m	n/m
Sculptor Real Estate Credit Fund I (2015-2020)(n)	345,914	730,785	736,225	578,412	696,437	18.0%	12.0%	1.2x
Other funds	1,082,647	834,030	1,339,240	903,744	1,109,325	n/m	n/m	n/m
	$4,375,845	$4,736,544	$7,419,078	$4,082,779	$6,589,891

	Inception to Date as of June 30, 2021
(dollars in thousands)	Realized/Partially Realized Investments(q)				Unrealized Investments as of June 30, 2021
	Invested Capital	Total Value	Gross IRR(g)	Gross MOIC(r)	Invested Capital	Total Value	Gross MOIC(s)
Real Estate Funds (Investment Period)
Sculptor Real Estate Fund I (2005-2010)(n)	$386,298	$847,612	25.5%	2.2x	$—	$—	—
Sculptor Real Estate Fund II (2011-2014)(n)	762,588	1,580,935	32.8%	2.1x	—	—	—
Sculptor Real Estate Fund III (2014-2019)(n)	889,483	1,608,997	32.2%	1.8x	180,237	238,220	1.3x
Sculptor Real Estate Fund IV (2019-2023)(s)	88,240	145,199	n/m	n/m	293,777	363,166	n/m
Sculptor Real Estate Credit Fund I (2015-2020)(n)	248,333	329,281	19.9%	1.3x	330,079	367,156	1.1x
Other funds	112,879	213,525	n/m	n/m	790,865	895,800	n/m
	$2,487,821	$4,725,549			$1,594,958	$1,864,341
n/m - not meaningful
See page 22 of this presentation for important information related to the footnotes referenced in these tables above.

GAAP Consolidated Statements of Operations - Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands, except per share amounts)	2021	2020	2021	2020
Revenues
Management fees	$76,610	$60,383	$150,571	$127,336
Incentive income	59,544	38,238	107,348	47,560
Other revenues	1,778	2,424	3,359	5,377
Income of consolidated funds	—	32	3	32
Total Revenues	137,932	101,077	261,281	180,305
Expenses
Compensation and benefits	59,447	65,290	148,681	132,709
Interest expense	4,135	4,674	9,003	10,456
General, administrative and other	25,022	142,615	52,398	177,321
Expenses of consolidated funds	—	19	2	19
Total Expenses	88,604	212,598	210,084	320,505
Other (Loss) Income
Changes in fair value of warrant liabilities	(13,231)	—	(38,175)	—
Changes in tax receivable agreement liability	(559)	—	21	278
Net losses on retirement of debt	(6,525)	(170)	(30,198)	(693)
Net gains (losses) on investments	6,255	29,178	11,617	(4,891)
Total Other (Loss) Income	(14,060)	29,008	(56,735)	(5,306)

Income (Loss) Before Income Taxes	35,268	(82,513)	(5,538)	(145,506)
Income taxes	13,047	(17,400)	11,332	(27,368)
Consolidated Net Income (Loss)	22,221	(65,113)	(16,870)	(118,138)
Less: Net (income) loss attributable to noncontrolling interests	(407)	41,860	18,391	67,945
Net Income (Loss) Attributable to Sculptor Capital Management, Inc.	21,814	(23,253)	1,521	(50,193)
Change in redemption value of Preferred Units	—	(1,986)	—	(3,313)
Net Income (Loss) Attributable to Class A Shareholders	$21,814	$(25,239)	$1,521	$(53,506)
Earnings (Loss) per Class A Share
Earnings (Loss) per Class A Share - basic	$0.87	$(1.12)	$0.06	$(2.38)
Earnings (Loss) per Class A Share - diluted	$0.40	$(1.77)	$(0.32)	$(3.04)
Weighted-average Class A Shares outstanding - basic	25,025,974	22,590,084	24,442,940	22,447,399
Weighted-average Class A Shares outstanding - diluted	55,191,693	38,609,590	54,229,693	38,464,470

GAAP Consolidated Statement of Comprehensive Income (Loss) - Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2021	2020	2021	2020

Consolidated net income (loss)	$22,221	$(65,113)	$(16,870)	$(118,138)
Other Comprehensive Income (Loss), Net of Tax
Other comprehensive income (loss) - currency translation adjustment	185	—	(683)	—
Comprehensive Income (Loss)	22,406	(65,113)	(17,553)	(118,138)
Less: Comprehensive (income) loss attributable to noncontrolling interests	(523)	41,860	18,761	67,945
Comprehensive Income (Loss) Attributable to Sculptor Capital Management, Inc.	$21,883	$(23,253)	$1,208	$(50,193)

GAAP Consolidated Balance Sheets - Unaudited

(dollars in thousands)	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$153,827	$183,815
Restricted cash	1,635	3,162
Investments (includes assets measured at fair value of $356,449 and $309,805, including assets sold under agreements to repurchase of $159,534 and $123,616 as of June 30, 2021, and December 31, 2020, respectively)	523,421	414,974
Income and fees receivable	75,975	539,623
Due from related parties	18,604	14,086
Deferred income tax assets	232,610	240,288
Operating lease assets	101,696	104,729
Other assets, net	79,147	82,500
Assets of consolidated funds:
Other assets of consolidated funds	3	—
Total Assets	$1,186,918	$1,583,177
Liabilities and Shareholders' Equity
Liabilities
Compensation payable	$48,656	$234,006
Unearned income and fees	67,204	61,880
Tax receivable agreement liability	183,053	190,292
Operating lease liabilities	111,458	115,237
Debt obligations	119,761	334,972
Warrant liabilities, at fair value	76,002	37,827
Securities sold under agreements to repurchase	157,934	122,638
Other liabilities	29,554	51,445
Liabilities of consolidated funds:
Other liabilities of consolidated funds	2	—
Total Liabilities	793,624	1,148,297

Shareholders' Equity
Class A Shares, par value $0.01 per share, 100,000,000 and 100,000,000 shares authorized, 25,101,187 and 22,903,571 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	251	229
Class B Shares, par value $0.01 per share, 75,000,000 and 75,000,000 shares authorized, 32,887,882 and 32,824,538 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	329	328
Additional paid-in capital	200,733	166,917
Accumulated deficit	(247,058)	(178,674)
Accumulated other comprehensive income	419	732
Shareholders’ deficit attributable to Class A Shareholders	(45,326)	(10,468)
Shareholders’ equity attributable to noncontrolling interests	438,620	445,348
Total Shareholders’ Equity	393,294	434,880
Total Liabilities and Shareholders’ Equity	$1,186,918	$1,583,177

Reconciliation of Non-GAAP Measures to the Respective GAAP Measures - Unaudited

(dollars in thousands, except per share amounts)	2Q '21	1Q '21	2Q '20	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Net Income (Loss) Attributable to Class A Shareholders—GAAP	$21,814	$(20,293)	$(25,239)	$1,521	$(53,506)
Change in redemption value of Preferred Units	—	—	1,986	—	3,313
Net Income (Loss) Allocated to Sculptor Capital Management, Inc.—GAAP	$21,814	$(20,293)	$(23,253)	$1,521	$(50,193)
Net loss allocated to Group A Units	(610)	(19,253)	(42,130)	(19,863)	(67,467)
Equity-based compensation, net of RSUs settled in cash	12,022	30,202	17,641	42,224	42,039
Adjustment to recognize deferred cash compensation in the period of grant	5,742	8,995	5,934	14,737	8,113
2020 Term Loan and Debt Securities non-cash discount accretion	351	434	786	785	2,651
Income taxes	13,047	(1,715)	(17,400)	11,332	(27,368)
Changes in fair value of warrant liabilities	13,231	24,944	—	38,175	—
Net losses on retirement of debt	6,525	23,673	170	30,198	693
Net (gains) losses on investments	(6,255)	(5,362)	(29,178)	(11,617)	4,891
Adjustment for expenses related to compensation and profit-sharing arrangements based on fund investment performance	5,895	(2,498)	935	3,397	1,517
Changes in tax receivable agreement liability	559	(580)	—	(21)	(278)
Depreciation, amortization and net gains and losses on fixed assets	1,574	1,735	2,135	3,309	3,937
Other adjustments	1,217	653	135	1,870	(477)
Economic Income—Non-GAAP	$75,112	$40,935	$(84,225)	$116,047	$(81,942)
Payable for taxes and tax receivable agreement—Non-GAAP	(7,770)	(4,425)	(3,905)	(12,195)	(5,132)
Preferred Units dividends	—	—	(3,015)	—	(4,417)
Distributable Earnings—Non-GAAP	$67,342	$36,510	$(91,145)	$103,852	$(91,491)
Excluded expenses:
Legal settlements and provisions	—	—	116,900	—	116,900
Professional services expense related to legal settlements and provisions	—	—	1,535	—	5,511
Adjusted Distributable Earnings—Non-GAAP	$67,342	$36,510	$27,290	$103,852	$30,919
Weighted-average Class A Shares outstanding	25,025,974	23,853,428	22,590,084	24,442,940	22,447,399
Weighted-average Partner Units	29,028,658	29,032,363	29,470,327	29,030,499	29,470,327
Weighted-average Class A Restricted Share Units (RSUs)	3,402,259	3,702,394	4,278,779	3,551,496	4,224,282
Weighted-average warrants[1]	2,664,733	2,237,743	—	2,504,599	—
Weighted-Average Fully Diluted Shares	60,121,624	58,825,928	56,339,190	59,529,534	56,142,008
Distributable Earnings Per Fully Diluted Share—Non-GAAP	$1.12	$0.62	$(1.62)	$1.74	$(1.63)
Adjusted Distributable Earnings per Fully Diluted Share—Non-GAAP	$1.12	$0.62	$0.48	$1.74	$0.55
1 Weighted-average warrants are determined under a treasury stock method.

Reconciliation of Non-GAAP Measures to the Respective GAAP Measures - Unaudited (contd.)

(dollars in thousands)	2Q '21	1Q '21	2Q '20	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Management fees	$76,610	$73,961	$60,383	$150,571	$127,336
Adjustment to management fees[1]	(5,707)	(4,891)	(3,951)	(10,598)	(11,042)
Management Fees—Economic Income Basis—Non-GAAP	70,903	69,070	56,432	139,973	116,294

Incentive income	59,544	47,804	38,238	107,348	47,560
Adjustment to incentive income[2]	1	—	13	1	13
Incentive Income—Economic Income Basis—GAAP and Non-GAAP	59,545	47,804	38,251	107,349	47,573

Other Revenues—Economic Income Basis—GAAP and Non-GAAP	1,778	1,581	2,424	3,359	5,377
Total Revenues—Economic Income Basis—Non-GAAP	$132,226	$118,455	$97,107	$250,681	$169,244

Compensation and benefits	$59,447	$89,234	$65,290	$148,681	$132,709
Adjustment to compensation and benefits[3]	(23,659)	(36,699)	(24,510)	(60,358)	(51,669)
Compensation and Benefits—Economic Income Basis—Non-GAAP	$35,788	$52,535	$40,780	$88,323	$81,040

Interest expense	$4,135	$4,868	$4,674	$9,003	$10,456
Adjustment to interest expense[4]	(351)	(434)	(786)	(785)	(2,651)
Interest Expense—Economic Income Basis—Non-GAAP	$3,784	$4,434	$3,888	$8,218	$7,805

General, administrative and other expenses	$25,022	$27,376	$142,615	$52,398	$177,321
Adjustment to general, administrative and other expenses[5]	(7,480)	(6,825)	(5,950)	(14,305)	(14,979)
General, administrative and other expenses—Economic Income Basis—Non-GAAP	17,542	20,551	136,665	38,093	162,342
Excluded expenses[6]	—	—	(118,435)	—	(122,411)
General, Administrative and Other Expenses Excluding Certain Expenses—Economic Income Basis—Non-GAAP	$17,542	$20,551	$18,230	$38,093	$39,931

Net income (loss) attributable to noncontrolling interests	$407	$(18,798)	$(41,860)	$(18,391)	$(67,945)
Adjustment to net (loss) income attributable to noncontrolling interests[7]	(407)	18,798	41,859	18,391	67,944
Net Loss Attributable to Noncontrolling Interests—Economic Income Basis—Non-GAAP	$—	$—	$(1)	$—	$(1)

Reconciliation of Non-GAAP Measures to the Respective GAAP Measures - Unaudited (contd.)

(dollars in thousands)	12/31/2018	12/31/2019	6/30/2020	12/31/2020	3/31/2021	6/30/2021
Cash and cash equivalents	$315,809	$240,938	$127,702	$183,815	$198,039	$153,827
Long-term U.S. government obligations	179,510	146,565	206,434	104,295	104,936	137,016
Cash, Cash Equivalents and Long-Term U.S. Government Obligations	$495,319	$387,503	$334,136	$288,110	$302,975	$290,843

Investments in funds	$28,519	$81,992	$86,068	$105,169	$124,748	$166,971
Investments in funds eliminated in consolidation	20,380	—	—	—	—	—
Less: Investments related to employees[8]	(22,222)	(32,891)	(46,472)	(54,002)	(77,949)	(82,085)
Investments in Funds, Excluding Investments Related to Employees	$26,677	$49,101	$39,596	$51,167	$46,799	$84,886

Investments in CLOs	$181,868	$182,870	$178,842	$205,510	$202,842	$219,433
Financing related to investments in CLOs[9]	(159,692)	(159,341)	(162,126)	(183,082)	(179,068)	(198,273)
Investments in CLOs, net of Financing	$22,176	$23,529	$16,716	$22,428	$23,774	$21,160

Summary Assets	$544,172	$460,133	$390,448	$361,705	$373,548	$396,889

2020 Term Loan[10]	$—	$—	$—	$(319,400)	$(145,000)	$(95,000)
2018 Term Loan[10]	(200,000)	(45,000)	(8,500)	—	—	—
Preferred Units[10]	(400,000)	(200,000)	(204,417)	—	—	—
Debt Securities[10]	—	(200,000)	(200,000)	—	—	—
Summary Liabilities	$(600,000)	$(445,000)	$(412,917)	$(319,400)	$(145,000)	$(95,000)

Adjusted Net Assets	$(55,828)	$15,133	$(22,469)	$42,305	$228,548	$301,889

Footnotes to Non-GAAP Reconciliations
(1) Adjustment to present management fees net of recurring placement and related service fees, as management considers these fees a reduction in management fees, not an expense. The impact of eliminations related to the consolidated funds is also removed.
(2) Adjustment to exclude the impact of eliminations related to the consolidated funds.
(3) Adjustment to exclude equity-based compensation, as management does not consider these non-cash expenses to be reflective of our operating performance. However, the fair value of RSUs that are settled in cash to employees or executive managing directors is included as an expense at the time of settlement. In addition, expenses related to incentive income profit-sharing arrangements are generally recognized at the same time the related incentive income revenue is recognized, as management reviews the total compensation expense related to these arrangements in relation to any incentive income earned by the relevant fund. Further, deferred cash compensation is expensed in full in the year granted for Economic Income, rather than over the service period for GAAP.
(4) Adjustment to exclude amounts related to non-cash interest expense accretion on debt. The 2020 Term Loan and the Debt Securities were each recognized at a significant discount, as proceeds from each borrowing were allocated to warrant liabilities and the 2019 Preferred Units, respectively, resulting in non-cash accretion to par over time through interest expense for GAAP. Management excludes these non-cash expenses from Economic Income, as it does not consider them to be reflective of our economic borrowing costs.
(5) Adjustment to exclude depreciation, amortization and losses on fixed assets as management does not consider these items to be reflective of our operating performance. Additionally, recurring placement and related service fees are excluded, as management considers these fees a reduction in management fees, not an expense.
(6) Adjustments to exclude legal settlements and provisions and related professional services expenses.

(7) Adjustment to exclude amounts attributable to the executive managing directors on their interests in the Sculptor Operating Group, as management reviews the operating performance of the Company at the Sculptor Operating Group level. The Company conducts substantially all of its activities through the Sculptor Operating Group.
(8) Adjustment to exclude investments in funds made on behalf of certain employees and executive managing directors, including deferred compensation arrangements.
(9) Adjustment to reduce the investments in CLOs by related financing, including CLO investments loans and securities sold under agreements to repurchase.
(10) Represents principal outstanding of the debt obligations and par value of Preferred Units.

Non-GAAP Financial Measures
Distributable Earnings is a measure of operating performance that equals Economic Income less amounts payable for taxes and tax receivable agreement and dividends accrued on the Preferred Units (whether paid or deferred). Economic Income and certain balance sheet measures presented on page 7 exclude the adjustments described above that are required for presentation of the Company's results and financial positions on a GAAP basis. Payable for taxes and tax receivable agreement presents the total estimated GAAP provision for current corporate, local and foreign taxes payable, as well as the current payable under the Company’s tax receivable agreement, assuming that all Economic Income was allocated to Sculptor Capital Management, Inc., which would occur following the exchange of all interests held by current and former executive managing directors in the Sculptor Operating Group (collectively, "Partner Units") for Class A Shares. The current tax provision and current payable under the tax receivable agreement reflect the benefit of tax deductions that are excluded when calculating Distributable Earnings, such as equity-based compensation expenses, legal settlements expenses, tax goodwill and various other items impacting the Company’s taxable income. Management believes that using the estimated current tax provision and current payable under the Company’s tax receivable agreement more accurately reflect earnings that are available to be distributed to shareholders.

For purposes of calculating Distributable Earnings per Share, the Company assumes that all Partner Units and Class A Restricted Share Units ("RSUs") have been converted on a one-to-one basis into Class A Shares and warrants are included on a treasury stock basis (collectively, "Fully Diluted Shares"). As of June 30, 2021, there were 3,385,000 Group P Units outstanding and 800,000 performance-based restricted share units ("PSUs"). Group P Units and PSUs do not participate in the economics of the Company until certain service and market-performance conditions are met; therefore, the Company will not include the Group P Units or PSUs in Fully Diluted Shares until such conditions are met. As of June 30, 2021, the market-performance conditions for outstanding instruments had not yet been met.

These non-GAAP measures should not be considered as alternatives to the Company's GAAP Net Income or cash flow from operations, or as indicative of liquidity or the cash available to fund operations. You are encouraged to evaluate each of these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the Company's non-GAAP measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in such presentations. The Company's non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Management uses Economic Income and Distributable Earnings, among other financial information, as the basis on which it evaluates the financial performance of the Company and makes resource allocation and other operating decisions, as well as to determine the earnings available to distribute as dividends to holders of the Company's Class A Shares and to the Company's executive managing directors. Management uses Adjusted Net Assets as a measure of the Company’s net debt position to evaluate the Company’s liquidity and organizational health. Management considers it important that investors review the same operating information that it uses. These measures are presented to provide a more comparable view of the Company's operating results year-over-year and the Company believes that providing these measures on a supplemental basis to the Company's GAAP results is helpful to shareholders in assessing the overall performance of the Company's business.

Fund Information - Footnotes
(a) Past performance is not indicative of future results. The return information reflected in these tables represents, where applicable, the composite performance of all feeder funds that comprise each of the master funds presented. Gross return information is generally calculated using the total return of all feeder funds, net of all fees and expenses except management fees of such feeder funds and master funds and incentive income allocated to the general partner of the funds, and the returns of each feeder fund include the reinvestment of all dividends and other income. Net return information is generally calculated as the gross returns less management fees and incentive income allocated to the general partner of the funds. Return information that includes investments in certain funds that the Company, as investment manager, determines lack a readily ascertainable fair value, are illiquid or should be held until the resolution of a special event or circumstance ("Special Investments") excludes incentive income allocated to the general partner of the funds on unrealized gains attributable to such investments, which could reduce returns on these investments at the time of realization. Special Investments and initial public offering investments are not allocated to all investors in the funds, and investors that were not allocated Special Investments and initial public offering investments may experience materially different returns. The performance calculation for the Sculptor Master Fund excludes realized and unrealized gains and losses attributable to currency hedging specific to certain investors investing in Sculptor Master Fund in currencies other than the U.S. Dollar.

(b) The annualized returns since inception are those of the Sculptor Multi-Strategy Composite, which represents the composite performance of all accounts that were managed in accordance with the Company's broad multi-strategy mandate that were not subject to portfolio investment restrictions or other factors that limited the Company's investment discretion since inception on April 1, 1994. Performance is calculated using the total return of all such accounts net of all investment fees and expenses of such accounts, and the returns include the reinvestment of all dividends and other income. The performance calculation for the Sculptor Master Fund excludes realized and unrealized gains and losses attributable to currency hedging specific to certain investors investing in Sculptor Master Fund in currencies other than the U.S. Dollar. For the period from April 1, 1994 through December 31, 1997, the returns are gross of certain overhead expenses that were reimbursed by the accounts. Such reimbursement arrangements were terminated at the inception of the Sculptor Master Fund on January 1, 1998. The size of the accounts comprising the composite during the time period shown vary materially. Such differences impacted the Company's investment decisions and the diversity of the investment strategies followed. Furthermore, the composition of the investment strategies the Company follows is subject to its discretion, has varied materially since inception and is expected to vary materially in the future. As of June 30, 2021, the annualized returns since the Sculptor Master Fund’s inception on January 1, 1998 were 13.7% gross and 9.3% net excluding Special Investments and 13.3% gross and 9.1% net inclusive of Special Investments.

The returns for the Sculptor Master Fund exclude Special Investments. Special Investments in the Sculptor Master Fund are held by investors representing a small percentage of assets under management in the fund. Inclusive of these Special Investments, the returns of the Sculptor Master Fund for six months ended June 30, 2021 were 8.3% gross and 6.1% net, for year ended December 31, 2020 were 25.3% gross and 18.6% net, for six months ended June 30, 2020 were 7.2% gross and 5.1% net, and annualized since inception through June 30, 2021 were 16.5% gross and 11.6% net.

Sharpe Ratio is a measure of the risk-adjusted return of the Fund, or benchmark, as applicable. The Sharpe Ratio is calculated by subtracting the annualized risk-free rate from the annualized portfolio return, and dividing that amount by the standard deviation of the portfolio's monthly returns in excess of the risk-free rate. The risk-free rate of return used in computing the Sharpe Ratio is the 1-month LIBOR compounded monthly throughout the periods presented.

(c) Source: Bloomberg, HFRI. The comparison shows the returns of the MSCI World Gross Local Index (GDDLWI Index), the Balanced US 60/40 Index (VBINX US Equity) and the HFRI Fund Weighted Composite Index (HFRIFWI Index (the “Broader Market Indices”) against the Multi-Strategy Composite. This comparison is intended solely for illustrative purposes to show a historical comparison of the Master Fund Composite to the broader markets, as represented by the Broader Market Indices, and should not be considered as an indication of how Sculptor Master Fund or the Feeder Funds will perform relative to the Broader Market Indices in the future. There can be no assurance any such trends would persist in the future. Assets and securities contained within the Broader Market Indices are different than the assets held in the Master Fund Composite and will therefore have different risk and reward profiles.

(d) RESERVED

(e) The returns for the Sculptor Credit Opportunities Master Fund exclude Special Investments. Special Investments in the Sculptor Credit Opportunities Master Fund are held by investors representing a small percentage of assets under management in the fund. Inclusive of these Special Investments, the returns of the Sculptor Credit Opportunities Master Fund for six months ended June 30, 2021 were 14.6% gross and 11.8% net, for year ended December 31, 2020 were 0.7% gross and (1.8)% net, for six months ended June 30, 2020 were (10.7)% gross and (11.8)% net, and annualized since inception through June 30, 2021 were 13.8% gross and 9.9% net.

(f) Source: Bloomberg, HFRI. The comparison shows the returns of the ICE BofAML Global High Yield Index (HW00) and HFRI Distressed/Restructuring Index (HFRIDSI) (the “Broader Market Indices”) against Sculptor Credit Opportunities Master Fund. This comparison is intended solely for illustrative purposes to show a historical comparison of the Sculptor Credit Opportunities Master Fund to the broader credit markets, as represented by the Broader Market Indices, and should not be considered as an indication of how Sculptor Credit Opportunities Master Fund will perform relative to the Index in the future. There can be no assurance any such trends would persist in the future. Assets and securities contained within the Broader Market Indices are different than the assets held in Sculptor Credit Opportunities Master Fund and will therefore have different risk and reward profiles.

(g) Gross IRR for the Company's real estate funds represents the estimated, unaudited, annualized return based on the timing of cash inflows and outflows for the aggregated investments as of June 30, 2021, including the fair value of unrealized and partially realized investments as of such date, together with any unrealized appreciation or depreciation from related hedging activity. Gross IRR is not adjusted for estimated management fees, incentive income allocated to the general partner of the fund or other fees or expenses to be paid by the fund, which would reduce the return.

(h) Net IRR is calculated as described in footnotes (g) and (l), but is reduced by management fees and for the real estate funds other fund-level fees and expenses not adjusted for in the calculation of gross IRR. Net IRR is further reduced by accrued and paid incentive income allocated to the general partner of the fund, which will be payable upon the distribution of each fund's capital in accordance with the terms of the relevant fund. Accrued incentive income allocated to the general partner of the fund may be higher or lower at such time. The net IRR represents a composite rate of return for a fund and does not reflect the net IRR specific to any individual investor.

(i) Appreciation (depreciation) reflects the aggregate net capital appreciation (depreciation) for the entire period and is presented on a total return basis, net of all fees and expenses (except incentive income allocated to the general partner of the fund on unrealized Special Investments), and includes the reinvestment of all dividends and other income. Management fees and incentive income allocated to the general partner of the fund vary by product.

(j) Includes the effects of changes in the par value of the underlying collateral of the CLOs, foreign currency translation changes in the measurement of assets under management of our European CLOs and changes in the portfolio appraisal value for aircraft securitization vehicles.

(k) Represents funded capital commitments net of recallable distribution to investors.

(l) Gross internal rate of return ("IRR") for the Company's closed-end opportunistic credit funds represents the estimated, unaudited, annualized return based on the timing of cash inflows and outflows for the fund as of June 30, 2021, including the fair value of unrealized investments as of such date, together with any appreciation or depreciation from related hedging activity. Gross IRR does not include the effects of management fees or incentive income allocated to the general partner of the fund, which would reduce the return, and includes the reinvestment of all fund income.

(m) Gross multiple of invested capital ("MOIC") for the Company's closed-end opportunistic credit funds is calculated by dividing the sum of the net asset value of the fund, accrued incentive income allocated to the general partner of the fund, life-to-date incentive income allocated to the general partner of the fund and management fees paid and any non-recallable distributions made from the fund by the invested capital.

(n) These funds have concluded their investment periods, and therefore the Company expects assets under management for these funds to decrease as investments are sold and the related proceeds are distributed to the investors in these funds.

(o) An investment is considered partially realized when the total amount of proceeds received, including dividends, interest or other distributions of income and return of capital, represents at least 50% of invested capital.

(p) Invested capital represents total aggregate contributions made for investments by the fund.

(q) Total value represents the sum of realized distributions and the fair value of unrealized and partially realized investments as of June 30, 2021. Total value will be impacted (either positively or negatively) by future economic and other factors. Accordingly the total value ultimately realized will likely be higher or lower than the amounts presented as of June 30, 2021.

(r) Gross MOIC for the Company's real estate funds is calculated by dividing the value of a fund's investments by the invested capital, prior to adjustments for incentive income allocated to the general partner of the fund, management fees or other expenses to be paid by the fund.

(s) This fund has invested less than half of its committed capital; therefore, IRR and MOIC information is not presented, as it is not meaningful.

(t)Customized Credit Focused Platform - Footnotes

Weighted Average Returns: Weighted Average Returns reflect the total profit & loss divided by the weighted average capital base for the period.
Gross IRR represents estimated, unaudited, annualized pre-tax returns based on the timing of cash inflows and outflows from contributions into and distributions from the Platform to its fee paying investors (excluding management fees incurred by the Platform and incentive income allocated to the general partner of the fund).
Net IRR is the gross IRR adjusted to reflect actual management fees incurred by the Platform and incentive income allocated to the general partner of the fund.
Net Invested Capital Multiple: Given the Platform has an active liquid investment program, a key element of which includes ramping up and ramping down depending on market conditions - much of which has recently been deployed - this is a multiple measuring the current net asset value over the Net Invested Capital, where Net Invested Capital represents cumulative contributions less cumulative distributions.

Forward Looking Statements
This press release and earnings presentation contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect the Company's current views with respect to, among other things, future events, its operations and its financial performance. The Company generally identifies forward-looking statements by terminology such as "outlook," "believe," "expect," "potential," "continue," "may," "will," "should," "could," "seek," "approximately," "predict," "intend," "plan," "estimate," "anticipate," "opportunity," "comfortable," "assume," "remain," "maintain," "sustain," "achieve," "see," "think," "position" or the negative version of those words or other comparable words.
Any forward-looking statements contained in this press release are based upon historical information and on the Company's current plans, estimates and expectations. The inclusion of this or other forward-looking information should not be regarded as a representation by the Company or any other person that the future plans, estimates or expectations contemplated by the Company will be achieved. The Company cautions that forward-looking statements are subject to numerous assumptions, estimates, risks and uncertainties including but not limited to the following: global economic, business, market and geopolitical conditions, including the impact of public health crises, such as the ongoing COVID-19 pandemic; U.S. and foreign regulatory developments relating to, among other things, financial institutions and markets, government oversight, fiscal and tax policy; the outcome of third-party litigation involving the Company; the consequences of the Foreign Corrupt Practices Act settlements with the SEC and the U.S. Department of Justice and any claims arising therefrom; whether the Company realizes all or any of the anticipated benefits from the recapitalization and other related transactions; whether the recapitalization and other related transactions result in any increased or unforeseen costs, indemnification obligations or have an impact on the Company's ability to retain or compete for professional talent or investor capital; conditions impacting the alternative asset management industry; the Company's ability to retain existing investor capital; the Company's ability to successfully compete for fund investors, assets, professional talent and investment opportunities; the Company's ability to retain its active executive managing directors, managing directors and other investment professionals; the Company's successful formulation and execution of its business and growth strategies; the Company's ability to appropriately manage conflicts of interest and tax and other regulatory factors relevant to its business; the anticipated benefits of changing the Company's tax classification from a partnership to a corporation and subsequently converting from a limited liability company to a corporation; and assumptions relating to the Company's operations, investment performance, financial results, financial condition, business prospects, growth strategy and liquidity.
If one or more of these or other risks or uncertainties materialize, or if the Company’s assumptions or estimates prove to be incorrect, its actual results may vary materially from those indicated in these statements. These factors are not and should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and risks that are included in the Company’s filings with the SEC, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2020, dated February 23, 2021, and quarterly report on Form 10-Q for the quarter ended March 31, 2021, dated May 6, 2021, as well as may be updated from time to time in the Company’s other SEC filings. There may be additional risks, uncertainties and factors that the Company does not currently view as material or that are not known. The forward-looking statements contained in this press release are made only as of the date of this press release. The Company does not undertake to update any forward-looking statement because of new information, future developments or otherwise. This press release does not constitute an offer of any Sculptor Capital fund.
The Company files annual, quarterly and current reports, proxy statements and other information required by the Exchange Act of 1934, as amended, with the SEC. The Company makes available free of charge on its website (www.sculptor.com) its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and any amendment to those filings as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The Company also uses its website to distribute company information, including assets under management by investments strategy, and such information may be deemed material. Accordingly, investors should monitor the Company's website, in addition to its press releases, SEC filings and public conference calls and webcast.